UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 27, 2010

Community Shores Bank Corporation
(Exact name of registrant as specified in its charter)

Michigan	000-51166	38-3423227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1030 W. Norton Avenue, Muskegon, Michigan	49441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 231-780-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Director.
     On July 13, 2010, our director, Bruce C. Rice, advised us that he is resigning from our Board of Directors, and that of our subsidiary, Community Shores Bank, effective that day. Mr. Rice has served as a member of our Board of Directors since 2004. Mr. Rice’s decision to retire is not a result of any disagreement with us relating to our operations, policies or practices.
Item 8.01 Other Events.
Trust Preferred Securities.
     Community Shores Bank Corporation (“Community Shores”) has exercised its right to defer regularly scheduled quarterly interest payments on its Floating Rate Junior Subordinated Notes due 2034 (the “Subordinated Notes”), beginning with the quarterly interest payment that was scheduled to be paid on June 30, 2010. The Subordinated Notes aggregate $4,640,000 in principal amount, bear interest at the three-month LIBOR rate plus 2.05%, and mature on December 30, 2034, approximately 30 years after their date of issuance.
     The Subordinated Notes are owned by Community Shores’ subsidiary, Community Shores Capital Trust I (the “Trust”). The Trust purchased the Subordinated Notes from Community Shores when they were issued on December 17, 2004, and funded the purchase with the sale of Floating Rate Preferred Securities for $4,500,000 (the “Trust Preferred Securities”) and Floating Rate Common Securities for $140,000 (the “Common Securities”). Community Shores owns all of the Common Securities, and the Trust Preferred Securities are owned by one or more private purchasers. Distributions are payable on the Trust Preferred Securities and the Common Securities, based on their liquidation amount, at the same rates and times as interest is payable on the Subordinated Notes. Maturity, redemption and acceleration features for the Trust Preferred Securities and the Common Securities correspond with those of the Subordinated Notes.
     The terms of the Subordinated Notes, the Trust Preferred Securities and the Common Securities, and the agreements under which they were issued, give Community Shores the right, from time to time, to defer payment of interest on the Subordinated Notes for up to 20 consecutive quarters, unless certain specified events of default have occurred and are continuing. The deferral of interest payments on the Subordinated Notes results in the deferral of distributions on the Trust Preferred Securities and the Common Securities. Community Shore’s deferral of interest on the Subordinated Notes, and the related deferral of distributions on the Trust Preferred Securities and Common Securities, does not constitute an event of default.

     While interest is deferred on the Subordinated Notes and corresponding distributions are deferred on the Trust Preferred Securities and the Common Securities, interest will continue to accrue on the Subordinated Notes. Also, the deferred interest will accrue interest. At the expiration of the deferral period, all accrued and unpaid interest will be due and payable under the Subordinated Notes, and a corresponding amount of distributions will be payable on the Trust Preferred Securities and the Common Securities.
     The indenture under which the Subordinated Notes were issued prohibits certain actions by Community Shores during the deferral period. Among other things, and subject to certain exceptions, during the deferral period, Community Shores is prohibited from declaring or paying any dividends or distributions on, or redeeming, purchasing, acquiring or making any liquidation payment with respect to, any shares of its capital stock. Community Shores has not determined the duration of the deferral period, which may continue for up to 20 consecutive quarterly periods.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Shores Bank Corporation
By:	/s/ Tracey A. Welsh
Tracey A. Welsh
Senior Vice President, Chief Financial Officer and Treasurer

Date: July 19, 2010

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